Exhibit 99.1

NYSE: MMP
_____________________________________________________________________________________________________

Date:	Oct. 31, 2012

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com
Magellan Midstream Reports Third-Quarter Financial Results, Increases 2012 Distributable Cash Flow Guidance

TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) today reported operating profit of $79.3 million for third quarter 2012 compared to $137.8 million for third quarter 2011. Both periods were significantly impacted by mark-to-market (MTM) adjustments for New York Mercantile Exchange (NYMEX) positions used to economically hedge the partnership's commodity-related activities, with the 2011 period greatly benefitting from MTM gains and the 2012 period negatively impacted by significant MTM losses due to the increase in petroleum prices. Excluding MTM commodity-related pricing adjustments, operating profit from the partnership's core fee-based transportation and terminals activities was $109.1 million for third quarter 2012 compared to $107.3 million for third quarter 2011, an increase of $1.8 million.
Net income was $50.5 million for third quarter 2012 compared to $110.2 million for third quarter 2011. Excluding MTM commodity-related pricing adjustments, net income increased in the current quarter by $0.6 million.
Operating profit excluding MTM commodity-related adjustments and net income excluding MTM commodity-related adjustments are non-generally accepted accounting principles (non-GAAP) financial measures.
Diluted net income per limited partner unit was 22 cents in third quarter 2012 versus 49 cents in the corresponding 2011 period. Diluted net income per unit excluding MTM commodity-related pricing adjustments, a non-GAAP financial measure, of 35 cents for third quarter 2012 was less than the 38-cent guidance provided by management in early Aug. due to timing of product sales from the partnership's blending activities that are now expected to occur in fourth quarter 2012. All net income per unit amounts reflect the partnership's recent two-for-one split of its limited partner units.
Distributable cash flow (DCF), a non-GAAP financial measure that represents the amount of cash generated during the period that is available to pay distributions, increased 7% to $100.7 million for third quarter 2012 from $94 million during third quarter 2011.
“During third quarter 2012, Magellan's core fee-based transportation and terminals assets generated improved financial results due to increased demand for our pipeline and storage services, and cutting through the implications of mark-to-market accounting on our commodity hedges, the cash impact of our commodity-related activities was comparable to the year-ago period,” said Michael Mears, chief executive officer. “Magellan's assets continue to produce solid results, and we remain on track for a record year from both an operational and financial standpoint.”
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Exhibit 99.1

Page 2/5 Magellan Midstream Reports Third-Quarter Financial Results, Increases 2012 Distributable Cash Flow Guidance

An analysis by segment comparing third quarter 2012 to third quarter 2011 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before general and administrative (G&A) expense and depreciation and amortization:
Petroleum pipeline system. Pipeline operating margin was $97.7 million, a decrease of $51.4 million that resulted exclusively from the timing of MTM adjustments for NYMEX positions used to economically hedge the partnership's commodity-related activities. Transportation and terminals margin for this segment increased $8.6 million between periods.
Transportation and terminals revenues increased between periods primarily due to a 19% increase in transportation volumes, driven by significantly increased crude oil and gasoline shipments. Crude volumes increased 53% resulting from deliveries to additional locations that are now connected to the partnership's pipeline system and increased deliveries to existing customers. Gasoline shipments increased 28% primarily attributable to higher volumes on the partnership's South Texas pipeline segments as well as higher consumer demand in the markets served by its pipeline system. The average tariff rate decreased slightly as the 8.6% rate increase implemented on July 1, 2012 was offset by more crude oil and South Texas gasoline movements, which ship at a lower rate than the partnership's other pipeline shipments.
Operating expenses increased between periods primarily due to additional asset integrity work, higher property taxes, more losses on various asset retirements and replacements and increased environmental remediation accruals for historical releases. These items were partially offset by higher product overages (which reduce operating expenses) in the current period.
Product margin (defined as product sales revenues less product purchases) decreased $59.8 million between periods primarily due to timing of MTM adjustments for open NYMEX hedges. Significant MTM losses were recorded in the third quarter of 2012 due to an increasing commodity price environment compared to significant MTM gains in the third quarter of 2011, resulting in a $60.3 million unfavorable variance associated with the timing of MTM adjustments for NYMEX hedges and other inventory adjustments. Details of these items can be found on the Distributable Cash Flow Reconciliation to Net Income schedule that accompanies this news release. The partnership's actual cash product margin, which reflects only transactions that settled during the quarter, increased slightly between periods as higher blending profits offset lower fractionation and linefill management profits.
Petroleum terminals. Terminals operating margin was $36.1 million, a decrease of $4.2 million. Revenues in the current period benefited primarily from recently-constructed crude oil storage in Cushing, Oklahoma and new refined products tanks and higher rates at the partnership's marine terminals. Operating expenses increased due to more asset integrity work, higher personnel costs and an environmental accrual in the current period related to a historical acquisition. Product margin increased slightly due to the sale of additional product overages in the current period.

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Exhibit 99.1

Page 3/5 Magellan Midstream Reports Third-Quarter Financial Results, Increases 2012 Distributable Cash Flow Guidance

Ammonia pipeline system. Ammonia operating margin was $4 million, an increase of $5.7 million. Revenues increased due to more volume transported at a higher average tariff during the 2012 period, and expenses decreased because of lower asset integrity costs now that the pipeline's hydrostatic testing is complete.
Other items. Depreciation and amortization increased due to recent expansion capital expenditures, and G&A expenses increased primarily due to enhanced payout expectations for annual bonus and equity-based incentive compensation programs due to the partnership's better-than-expected financial results in 2012. Net interest expense also increased in the current quarter as a result of additional borrowings due to the partnership's Aug. 2011 debt offering to fund capital spending and higher commitment fees on the partnership's revolving credit facility. As of Sept. 30, 2012, the partnership had $2.1 billion of debt outstanding and $100 million of cash on hand.

Financial guidance for 2012
Management is raising its 2012 DCF guidance by $5 million to approximately $525 million and remains committed to its goal of increasing cash distributions by 18% for 2012 and an additional 10% for 2013. Including actual results through Sept. 30, 2012, net income per limited partner unit is estimated to be $1.93 for 2012, resulting in fourth-quarter guidance of 68 cents. Guidance excludes future NYMEX MTM adjustments on the partnership's commodity-related activities.

Expansion capital spending expectations
Management continues to pursue expansion opportunities, including organic growth construction projects and acquisitions. Based on the progress of expansion projects already underway, the partnership currently plans to spend approximately $450 million during 2012 with an additional $280 million of spending in 2013 to complete these projects.
The partnership completed construction of 1.2 million barrels of new refined products storage at its Galena Park, Texas marine terminal during late Oct., a portion of which is jointly owned with a third party. Construction of an additional 0.6 million barrels of storage at Galena Park is expected to come online during early 2013.
Magellan's Crane-to-Houston pipeline project remains on schedule to begin transporting crude oil at partial capacity in early 2013, increasing to its full 225,000 barrel-per-day capacity during mid-2013. The Double Eagle joint venture is also proceeding and expected to be partially operational in early 2013, with full operation expected in mid-2013.
Magellan and Occidental Petroleum remain in advanced discussions regarding the potential BridgeTex pipeline. As currently contemplated, Magellan would own 50% of the joint project, with its share of the project cost expected to be approximately $600 million. A final decision will be made on the BridgeTex pipeline pending completion of definitive agreements, and the related spending has been excluded from the partnership's estimates at this time, accordingly.
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Exhibit 99.1

Page 4/5 Magellan Midstream Reports Third-Quarter Financial Results, Increases 2012 Distributable Cash Flow Guidance

In addition, the partnership continues to evaluate more than $500 million of other potential growth projects in earlier stages of development, which also have been excluded from its spending estimates.

Earnings call details
An analyst call with management regarding third-quarter results and outlook for the remainder of 2012 is scheduled today at 1:30 p.m. Eastern. To participate, dial (888) 329-8893 and provide code 6471308. Investors also may listen to the call via the partnership's website at www.magellanlp.com/webcasts.aspx.
Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on
Nov. 6. To access the replay, dial (888) 203-1112 and provide code 6471308. The replay also will be available at www.magellanlp.com.

Non-GAAP financial measures
Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin, DCF and net income per unit excluding MTM commodity-related pricing adjustments, which are important performance measures used by management.
Operating margin reflects operating profit before G&A expense and depreciation and amortization. This measure forms the basis of the partnership's internal financial reporting and is used by management to evaluate the economic performance of the partnership's operations.
Product margin, which is calculated as product sales revenues less product purchases, is used by management to evaluate the profitability of the partnership's commodity-related activities.
DCF is important in determining the amount of cash generated from the partnership's operations that is available for distribution to its unitholders. Management uses this measure as a basis for recommending to the board of directors the amount of cash distributions to be paid each period.
Reconciliations of operating margin to operating profit and DCF to net income accompany this news release.
The partnership uses NYMEX futures contracts to hedge against price changes of petroleum products associated with its commodity-related activities. Most of these NYMEX contracts do not qualify for hedge accounting treatment. However, because these NYMEX contracts are generally effective at hedging price changes, management believes the partnership's profitability should be evaluated excluding the MTM gains and losses associated with these NYMEX contracts. Because the third-quarter 2011 financial results were significantly impacted by MTM gains and third-quarter 2012 results were significantly impacted by MTM losses, management believes a comparison of the partnership's operating results between periods adjusted for these MTM gains / losses is appropriate in evaluating the partnership's financial results for the current period. A reconciliation of actual results to those excluding these

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Exhibit 99.1

Page 5/5 Magellan Midstream Reports Third-Quarter Financial Results, Increases 2012 Distributable Cash Flow Guidance

adjustments is provided for comparability. Further, because the financial guidance provided by management generally excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.
Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes petroleum products. The partnership owns the longest refined petroleum products pipeline system in the country, with access to more than 40% of the nation's refining capacity, and can store 80 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.
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Forward-Looking Statement Disclaimer
Portions of this document constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Among the key risk factors that may have a direct impact on the partnership's results of operations and financial condition are: (1) its ability to identify growth projects or to complete identified projects on time and at expected costs; (2) price fluctuations and changes in demand for refined petroleum products, crude oil and natural gas liquids, or changes in demand for transportation or storage of those commodities through its existing or planned facilities; (3) changes in the partnership's tariff rates imposed by the Federal Energy Regulatory Commission, the United States Surface Transportation Board or state regulatory agencies; (4) shut-downs or cutbacks at major refineries, petrochemical plants, ammonia production facilities or other businesses that use or supply the partnership's services; (5) changes in the throughput or interruption in service on petroleum pipelines owned and operated by third parties and connected to the partnership's petroleum terminals or petroleum pipeline system; (6) the occurrence of an operational hazard or unforeseen interruption for which the partnership is not adequately insured; (7) the treatment of the partnership as a corporation for federal or state income tax purposes or if the partnership becomes subject to significant forms of other taxation; (8) an increase in the competition the partnership's operations encounter; (9) disruption in the debt and equity markets that negatively impacts the partnership's ability to finance its capital spending; and (10) failure of customers to meet or continue contractual obligations to the partnership. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission, including the partnership's Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2011 and subsequent reports on Forms 8-K and 10-Q. The partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today's date.

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2012	2011	2012
Transportation and terminals revenues	$232,064	$255,492	$660,664	$721,807
Product sales revenues	203,253	70,178	600,492	546,476
Affiliate management fee revenue	193	199	578	596
Total revenues	435,510	325,869	1,261,734	1,268,879
Costs and expenses:
Operating	89,458	103,272	233,142	254,050
Product purchases	159,550	85,819	489,616	478,929
Depreciation and amortization	30,234	31,692	90,261	94,688
General and administrative	20,470	27,551	70,341	76,709
Total costs and expenses	299,712	248,334	883,360	904,376
Equity earnings	1,955	1,749	4,765	4,875
Operating profit	137,753	79,284	383,139	369,378
Interest expense	27,332	29,113	79,806	87,354
Interest income	(11)	(16)	(22)	(80)
Interest capitalized	(665)	(1,439)	(2,526)	(3,331)
Debt placement fee amortization expense	410	519	1,180	1,556
Income before provision for income taxes	110,687	51,107	304,701	283,879
Provision for income taxes	447	585	1,397	2,012
Net income	$110,240	$50,522	$303,304	$281,867

Allocation of net income (loss):
Limited partners' interest	$110,240	$50,522	$303,367	$281,867
Non-controlling owners' interest	—	—	(63)	—
Net income	$110,240	$50,522	$303,304	$281,867

Basic and diluted net income per limited partner unit	$0.49	$0.22	$1.34	$1.25

Weighted average number of limited partner units outstanding used for basic and diluted net income per unit calculation	225,728	226,431	225,649	226,348

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING STATISTICS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2012	2011	2012
Petroleum pipeline system:
Transportation revenue per barrel shipped	$1.118	$1.088	$1.088	$1.091

Volume shipped (million barrels):
Refined products:
Gasoline	48.4	61.8	153.1	163.8
Distillates	36.5	36.5	99.0	99.9
Aviation fuel	7.5	5.9	20.3	16.7
Liquefied petroleum gases	1.4	3.2	4.5	7.9
Crude oil	12.6	19.3	29.8	51.4
Total volume shipped	106.4	126.7	306.7	339.7

Petroleum terminals:
Storage terminal average utilization (million barrels per month)	33.1	34.3	31.4	34.6
Inland terminal throughput (million barrels)	29.4	29.7	86.3	87.7

Ammonia pipeline system:
Volume shipped (thousand tons)	134	210	546	592

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT
(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2012	2011	2012
Petroleum pipeline system:
Transportation and terminals revenues	$167,500	$185,575	$472,730	$513,062
Less: Operating expenses	61,075	70,526	150,522	173,457
Transportation and terminals margin	106,425	115,049	322,208	339,605

Product sales revenues	197,932	63,065	577,811	522,362
Less: Product purchases	157,356	82,335	483,369	468,026
Product margin	40,576	(19,270)	94,442	54,336
Add: Affiliate management fee revenue	193	199	578	596
Equity earnings	1,954	1,756	4,764	4,919
Operating margin	$149,148	$97,734	$421,992	$399,456

Petroleum terminals:
Transportation and terminals revenues	$60,621	$62,961	$172,811	$190,194
Less: Operating expenses	22,780	29,777	71,403	74,399
Transportation and terminals margin	37,841	33,184	101,408	115,795

Product sales revenues	5,887	7,114	23,445	24,578
Less: Product purchases	3,461	4,191	9,319	13,486
Product margin	2,426	2,923	14,126	11,092
Equity earnings	1	(7)	1	(44)
Operating margin	$40,268	$36,100	$115,535	$126,843

Ammonia pipeline system:
Transportation and terminals revenues	$4,644	$7,662	$17,431	$20,670
Less: Operating expenses	6,349	3,667	13,406	8,296
Operating margin	$(1,705)	$3,995	$4,025	$12,374

Segment operating margin	$187,711	$137,829	$541,552	$538,673
Add: Allocated corporate depreciation costs	746	698	2,189	2,102
Total operating margin	188,457	138,527	543,741	540,775
Less:
Depreciation and amortization expense	30,234	31,692	90,261	94,688
General and administrative expense	20,470	27,551	70,341	76,709
Total operating profit	$137,753	$79,284	$383,139	$369,378

Note: Amounts may not sum to figures shown on the consolidated statement of income due to intersegment eliminations and allocated corporate depreciation costs.

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
RECONCILIATION OF OPERATING PROFIT, NET INCOME AND NET INCOME PER LIMITED PARTNER UNIT
EXCLUDING MARK-TO-MARKET COMMODITY-RELATED PRICING ADJUSTMENTS
TO GAAP MEASURE
(Unaudited, in thousands except per unit amounts)

	Three Months Ended
	September 30,
	2011	2012
Operating profit, as reported	$137,753	$79,284
Commodity-related adjustments:*
Derivative losses/(gains) recognized in the period associated with future product transactions	(24,098)	33,562
Derivative losses recognized in previous periods associated with product sales completed in the period	(13,675)	238
Lower-of-cost-or-market adjustments	2,984	(4,106)
Houston-to-El Paso cost of sales adjustments	4,301	106
Operating profit, excluding commodity-related adjustments	$107,265	$109,084

	Three Months Ended		Three Months Ended
	September 30, 2011		September 30, 2012
	Net Income	Basic and Diluted Net Income Per Limited Partner Unit	Net Income	Basic and Diluted Net Income Per Limited Partner Unit
Net income, as reported	$110,240	$0.49	$50,522	$0.22
Commodity-related adjustments:*
Derivative losses/(gains) recognized in the period associated with future product transactions	(24,098)	(0.11)	33,562	0.15
Derivative losses recognized in previous periods associated with product sales completed in the period	(13,675)	(0.06)	238	—
Lower-of-cost-or-market adjustments	2,984	0.01	(4,106)	(0.02)
Houston-to-El Paso cost of sales adjustments	4,301	0.02	106	—
Excluding commodity-related adjustments	$79,752	$0.35	$80,322	$0.35

Weighted average number of limited partner units outstanding used for basic and diluted net income per unit calculation	225,728		226,431

*Please see Distributable Cash Flow Reconciliation to Net Income for further descriptions of the commodity-related adjustments.

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
DISTRIBUTABLE CASH FLOW RECONCILIATION TO NET INCOME
(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,		2012
	2011	2012	2011	2012	Guidance

Net income	$110,240	$50,522	$303,304	$281,867	$437,000
Interest expense, net	26,656	27,658	77,258	83,943	110,000
Depreciation and amortization (1)	30,644	32,211	91,441	96,244	130,000
Equity-based incentive compensation (2)	2,719	5,548	4,319	(443)	5,000
Asset retirements and impairments	423	3,216	7,529	10,575	11,000
Commodity-related adjustments:
Derivative losses/(gains) recognized in the period associated with future product transactions (3)	(24,098)	33,562	(25,318)	18,409
Derivative losses recognized in previous periods associated with product sales completed in the period (4)	(13,675)	238	(15,697)	(6,681)
Lower-of-cost-or-market adjustments	2,984	(4,106)	2,984	(1,017)
Houston-to-El Paso cost of sales adjustments(5)	4,301	106	386	8,227
Total commodity-related adjustments	(30,488)	29,800	(37,645)	18,938	6,000
Other	(651)	(92)	(1,390)	437	1,000
Adjusted EBITDA	139,543	148,863	444,816	491,561	700,000

Interest expense, net	(26,656)	(27,658)	(77,258)	(83,943)	(110,000)
Maintenance capital	(18,915)	(20,484)	(38,285)	(47,194)	(65,000)
Distributable cash flow	$93,972	$100,721	$329,273	$360,424	$525,000

Distributable cash flow per limited partner unit	$0.42	$0.45	$1.46	$1.59	$2.32

Weighted average number of limited partner units paid distributions	225,474	226,201	225,474	226,201	226,201

(1) Depreciation and amortization includes debt placement fee amortization.

(2) Because the partnership intends to satisfy vesting of units under its equity-based incentive compensation program with the issuance of limited partner units, expenses related to this program generally are deemed non-cash and added back for distributable cash flow purposes. Total equity-based incentive compensation expense for the nine months ended September 30, 2011 and 2012 was $11.7 million and $12.6 million, respectively. However, the figures above include an adjustment for minimum statutory tax withholdings paid by the partnership in 2011 and 2012 of $7.4 million and $13.0 million, respectively, for equity-based incentive compensation units that vested on the previous year end, which reduce distributable cash flow.

(3) Certain derivatives the partnership uses as economic hedges have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in earnings. These amounts represent the gains or losses from economic hedges in the partnership's earnings for the period associated with products that had not yet been physically sold as of the period end date.

(4) When the partnership physically sells products that it has economically hedged (but were not designated as hedges for accounting purposes), it includes in its distributable cash flow calculations the full amount of the change in fair value of the associated derivative agreement.

(5) Cost of goods sold adjustment related to commodity activities for the partnership's Houston-to-El Paso pipeline to more closely resemble current market prices for distributable cash flow purposes rather than average inventory costing as used to determine the partnership's results of operations.